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                                                                    Exhibit 99.1

Press Release                                                     Source: Dynegy

Dynegy Announces Settlement With SEC

HOUSTON--(BUSINESS WIRE)--Sept. 24, 2002--Dynegy Inc. (NYSE:DYN - News) today announced that it has concluded a settlement with the Securities and Exchange Commission (SEC) on the previously disclosed investigations relating to Project Alpha and round-trip electricity trades with CMS Energy. As a result, the SEC today has entered a cease and desist order and filed a related complaint and consent order in federal district court. In connection with the settlement, Dynegy has agreed to pay a fine of $3 million. The company consented to the terms of the settlement without admitting or denying the SEC's findings or allegations.

Dynegy has previously disclosed that it will restate its 2001 and 2002 financial statements to reflect changes in its accounting for Project Alpha. The company provided a detailed description of the pending restatements in its second quarter 2002 10-Q filing. Dynegy's independent auditor, PricewaterhouseCoopers LLP (PWC), is currently conducting a three-year re-audit, and the company intends to amend its annual reports for 1999 through 2001 to reflect the Project Alpha-related restatements following completion of the re-audit. Dynegy also will file amended quarterly reports for 2002, following PWC's review of those interim reports. The terms of the settlement with the SEC are consistent with Dynegy's previous description of its restatements and will not require any further adjustment to the company's historical financial statements.

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal, through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs.